Exhibit 10.26

WAIVER OF WARRANT

This “Agreement” is entered into as of the date executed below, between Mangoceuticals, Inc. (the “Company”) and Boustead Securities, LLC (“Boustead”) (each a “Party”, and collectively the “Parties”).

PREAMBLE

WHEREAS, Boustead Securities, LLC acted as placement agent in connection with the Company’s 2022 private placement offering. In connection therewith, Boustead Securities, LLC received the following placement agent warrants, collectively, the “Placement Agent Warrants”:

Warrant #	Warrant Shares	Strike Price	Issuance Date
PA-1	56,000	$1.0000	16-Aug-22
PA-2	51,870	$1.0000	9-Sep-22
PA-3	102,200	$1.0000	27-Sep-22
PA-4	45,500	$1.0000	15-Nov-22
PA-5	24,430	$1.0000	22-Dec-22

WHEREAS, in order to comply with FINRA Rule 5110 and receive a letter of no objections regarding the underwriting terms and arrangements for the offering of the Company, Boustead has elected to surrender the Placement Agent Warrants.

NOW THEREFORE, for valid consideration acknowledged by the Parties, the Parties agree to the following:

Boustead will surrender the Placement Agent Warrant for no consideration. Boustead irrevocably waives any right or interest in the Placement Agent Warrants.

The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable law.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the 30th day of December, 2022.

Boustead Securities, LLC	Mangoceuticals, Inc.

/s/ Keith Moore	/s/ Jacob Cohen
Keith Moore, CEO	Jacob Cohen, CEO